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                                                                   EXHIBIT 5(gg)

                                    FORM OF
                         INVESTMENT ADVISORY AGREEMENT
                              ENTERED INTO BETWEEN
              TRAVELERS ASSET MANAGEMENT INTERNATIONAL CORPORATION
                                      AND
                           THE TRAVELERS SERIES TRUST


         This Investment Advisory Agreement (the "Agreement") is entered into as of ________, ___, 1998 by and between The Travelers Series Trust (the "Trust") by itself and on behalf of Convertible Bond Portfolio (the "Portfolio") and Travelers Asset Management International Corporation, a New York corporation ("TAMIC").

         WHEREAS, the Trust desires that TAMIC provide certain investment management and advisory services for the Portfolio; and

         WHEREAS, TAMIC desires to accept such appointment to provide advisory services to the Portfolio in the manner and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Trust and TAMIC agree as follows:

         1.      INVESTMENT DESCRIPTION; APPOINTMENT

                 The Trust desires to employ its capital relating to the Portfolio by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations authorized by its Board of Trustees (the "Board") and as specified in the prospectus (the "Prospectus") and the statement of additional information (the "SAI") filed with the Securities and Exchange Commission as part of the Trust's Registration Statement on Form N-1A as may be periodically amended. Copies of the Prospectus and the SAI have been and will be (following amendments) forwarded to TAMIC. The Trust desires to employ and accordingly appoints TAMIC to act as investment adviser to the Portfolio. TAMIC accepts the appointment, and subject to the supervision of the Board, agrees to furnish the services contemplated herein for the compensation set forth below.

         2.      SERVICES AS INVESTMENT ADVISER

                 Subject to the supervision, direction and approval of the Board, TAMIC will manage the investment operations of the Portfolio and will furnish or cause to be furnished to the Trust advice and assistance with respect to the acquisition, holding or disposal of the Portfolio's investments, in accordance with the investment objectives, policies and restrictions as communicated to it by the Board and as are contained in the Prospectus and SAI. It is expressly understood and the Trust, subject to the approval of the Board, hereby agrees that TAMIC may enter into agreements, pursuant to which a duly organized investment adviser (the "Sub-Adviser") may be appointed to provide investment advice or other services to the Portfolio.






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TAMIC shall remain responsible for ensuring that each Sub-Adviser conducts its operations in a manner consistent with the terms of this Agreement.

         3.      INFORMATION PROVIDED TO THE COMPANY

                 TAMIC shall keep the Board and the Trust informed of developments materially affecting the Portfolio. In this regard, TAMIC shall provide such periodic reports concerning the obligations assumed under this agreement as the Trust and the Board may from time to time reasonably request. Additionally, TAMIC shall ensure that the Sub-Adviser, at least quarterly, will provide the Board with a written certification that the Portfolio is in compliance with the Portfolio's investment objectives and practices.

         4.      STANDARD OF CARE

                 TAMIC shall exercise its best judgment and shall act in good faith in rendering the services contemplated herein. TAMIC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect TAMIC against any liability to the Trust or the shareholders of the Portfolio to which TAMIC would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties or by reason of TAMIC's disregard of its obligations and duties under this Agreement.

         5.      COMPENSATION

                 In consideration of the services rendered pursuant to this Agreement, the Trust will pay TAMIC an annual fee calculated at .60% of the Portfolio's average daily net assets. The parties understand that the fee will be calculated daily and paid monthly. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to TAMIC, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the SAI.

         6.      EXPENSES

                 TAMIC shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses to be borne by either the Portfolio or the Trust) in connection with the performance of its services under this Agreement and shall pay: (a) any sub-investment adviser fee to the Portfolio under any and all Subadvisory Agreement(s), and (b) any other fees required to be paid to any Sub-Adviser. The Trust will bear certain other expenses to be incurred in its operation, including, but not limited to, (i) interest and taxes; (ii) brokerage commissions





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and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust's trustees other than those who are "interested persons" of the Trust; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) insurance premiums for fidelity bond and other coverage; (x) investment management fees; (xi) expenses of typesetting for printing prospectuses and statements of additional information and supplements thereto; (xii) expense of printing and mailing prospectuses and statements of additional information and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and legal obligation that the Portfolio may have to indemnify the Trust's trustees, officers and/or employees or agents with respect thereto. The Trust will bear all other expenses that TAMIC has not specifically assumed hereunder.

         7.      SERVICES TO OTHER COMPANIES OR ACCOUNTS

                 The Trust understands that TAMIC now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, and the Trust has no objection to TAMIC's so acting, provided that whenever the Trust or the Portfolio and one or more other investment companies or accounts managed or advised by TAMIC have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company or account. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for an affected Portfolio. The Trust also understands that the persons employed by TAMIC to assist in the performance of TAMIC's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of TAMIC or any affiliate of TAMIC to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         8.      TERM OF AGREEMENT

                 This Agreement shall become effective ________ ___, 1998 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the Investment Company Act of 1940, as amended (the "1940 Act"). This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Trust, or upon 60 days' written notice, by TAMIC. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).





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         9.      REPRESENTATIONS

                 The Trust represents that a copy of the Declaration of Trust is on file with the Secretary of the State of Massachusetts. The Trust further represents that it shall maintain compliance with applicable regulatory mandates and requirements, including but not limited to compliance with any reporting required or information requested by the California Commissioner of Insurance. TAMIC also represents that it shall maintain compliance with applicable regulatory mandates including periodic reporting requirements, including but not limited to compliance with any reporting or information requested by the California Commissioner of Insurance.

         10.     MISCELLANEOUS

                 This Agreement may be signed in more than one counterpart. It shall be governed by the laws of the state of Connecticut.

         11.     COOPERATION WITH INVESTIGATIONS

                 TAMIC and the Trust each agree to cooperate with each other in the event that either should become involved in any investigation, legal proceeding, claim, suit, or other similar action arising from the performance of the obligations described in this Agreement.

         12.     COMPLIANCE WITH APPLICABLE LAW

                 TAMIC agrees to conduct itself in a manner consistent with applicable laws and regulation, including but not limited to Sections 2a-7, 5(b), 12, 17, 18, and 36 of the 1940 Act. Additionally, TAMIC shall assume responsibility for ensuring compliance with the applicable investment diversification requirements set forth in both the 1940 Act and Section 817(h) of the Internal Revenue Code of 1986, as amended. TAMIC shall also ensure that its activities are conducted in a manner consistent with a Code of Ethics maintained pursuant to Section 17j-1 of the 1940 Act. TAMIC agrees to use good faith efforts to ensure that any sub-adviser appointed shall adopt and follow a similar Code of Ethics. TAMIC also agrees that it shall conduct its activities in a manner consistent with any No-Action Letter, order or rule promulgated by the SEC applicable to the Trust or the Portfolio.

         13.     LIMITATION OF LIABILITY

                 Except as may otherwise be prohibited by the Investment Company Act of 1940 or other applicable federal securities law, neither TAMIC nor any of its officers, directors, employees or agents shall be subject to any liability to the Trust or any shareholder of the Trust for any error or judgment, mistake of law, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any services to be rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. To the extent permitted under federal and state law, the Trust shall hold





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harmless and indemnify TAMIC for any loss, liability, cost, damage or expense
(including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Trust that is not based upon TAMIC's willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be signed by their respective officials thereto duly authorized as of the day and year first above written.

                          Travelers Asset Management International Corporation.

                          By:
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                          Its:
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                               The Travelers Series Trust

                          By:
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                          Its:
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